Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY ANNOUNCES

2005 RESULTS

Full Year EPS Increase of 55%; Global Services Pre-Tax Profits up 79%

DALLAS, Texas, February 21, 2006 — Trammell Crow Company (NYSE:TCC), one of the world’s largest diversified commercial real estate services companies, today announced its financial results for the quarter and year ended December 31, 2005.  Diluted earnings per share for the full year 2005 were $1.63, up 55% from the $1.05 reported for the full year 2004.

Consolidated Results

For the full year 2005, the company’s revenues totaled $896.0 million, an increase of 16% from revenues of $773.9 million for 2004.   Net income for 2005 was $59.4 million, compared with net income of $39.1 million for 2004.

Diluted earnings per share for the fourth quarter of 2005 were $0.94, compared with $0.77 for the fourth quarter of 2004.  Revenues for the fourth quarter of 2005 totaled $278.6 million; revenues for the corresponding quarter of 2004 were $245.3 million.   Net income for

the fourth quarter of 2005 was $34.6 million, compared with net income of $28.0 million for the fourth quarter of 2004.

Commenting on the results, Robert E. Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, stated, “Our Global Services segment fueled the excellent growth we experienced in 2005, in particular our outsourcing business with user clients, where we continued to experience great momentum, and our investor client brokerage business.  User client revenues, including outsourcing, were up 22% for the year, while investor client brokerage grew 21%. Our Development and Investment segment met expectations, posting profits up slightly for the year, and positioned itself to achieve very strong earnings growth in 2006.  While investment in commercial real estate has been strong for several years, we still appear to be fairly early in the demand cycle for new development.”

Segment Results – Global Services

Income before income taxes for the company’s Global Services segment was $68.4 million for 2005, up 79% from income before income taxes of $38.3 million for 2004.   Global Services segment revenues increased 17% from $710.8 million for the full year 2004 to $831.7 million for the full year 2005.

With regard to the Global Services results, Mr. Sulentic noted, “The strong revenue increase for this segment, coupled with ongoing attentiveness to costs, drove continued improvement in Global Services margins.  Pre-tax income margins for this segment increased from 5.4% in 2004 to 8.2% in 2005.  Our Global Services operating income margins (which exclude income from unconsolidated subsidiaries) improved from 4.0% to 6.4%.

“Operationally, during 2005 we made significant strides in our ability to serve customers internationally.  The investments we made, and new outsourcing business landed during the year, resulted in our establishing operations in 11 new countries.  We now provide solutions for our customers in approximately 60 countries, which enables us to compete very effectively for new outsourcing business both domestically and internationally.   In addition, our increased investment in Savills plc, our strategic alliance partner in Europe and Asia, provides us with significant participation in international markets from a financial perspective.”

Segment Results – Development and Investment

For the full year 2005, the Development and Investment segment posted income before income taxes of $25.9 million, up 4% from income before income taxes of $24.8 million for 2004.  Segment revenues were up slightly for the year.  Segment income from unconsolidated subsidiaries and income from discontinued operations, which are both excluded from segment revenues but consistently have a meaningful impact on segment results, were – on a combined basis – also up slightly from 2004.

Commenting on the Development and Investment results, Mr. Sulentic said, “We had two goals for the Development and Investment segment coming into 2005.  First, we wanted this business to post profits for 2005 at least equal to those achieved in 2004, following a tripling of segment profit from 2003 to 2004.  Second, and perhaps more importantly, we wanted this business to finish 2005 positioned to deliver strong profit growth in future years.  Both goals were achieved.  Our inventory of opportunities, coupled with our network of geographic and product specialists backed by very strong capital programs, has positioned our Development and Investment business well for growth.”

Balance Sheet

Cash and cash equivalents at December 31, 2005, increased to $76.9 million from $66.0 million at September 30, 2005.  Borrowings under the company’s $175 million line of credit decreased from $51.0 million at September 30, 2005, to $35.0 million at December 31, 2005.  Cash and cash equivalents are down, and line of credit borrowings are up, from their levels at year-end 2004 in large part due to the company’s $91.3 million increase in its investment in Savills made in April 2005.  The company also increased its investment in real estate during 2005, consistent with expected growth in the Development and Investment business.

At December 31, 2005, $256.2 million of the debt included in the company’s balance sheet was consolidated real estate debt.  The overwhelming majority of this debt is single asset, non-recourse project financing, of which only $11.6 million counted against the company’s primary (recourse) debt limitation in its line of credit covenants at December 31, 2005.

Outlook

Commenting on the long-term outlook, Mr. Sulentic noted, “We are encouraged both by the specific outlook for our businesses and the general conditions in our sector.  Our expectation is that earnings per share growth in 2006 should approach the 20% range.  We expect both our Global Services and Development and Investment segments to contribute to this growth, with 2006 being a particularly strong year for Development and Investment.”

At 11:00 a.m., Eastern Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s fourth quarter and full year results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through February 28, 2006.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. The company provides building management, brokerage, project management, and development and investment services to both investors in and users of commercial real estate. In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to user clients. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. The company delivers building management, brokerage, and project management services in India through Trammell Crow Meghraj, India’s leading property services company jointly owned by the company and certain international partners.  Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “attainable,” “forecast,” “will,” “may,” “expect(ation),” “envision,” “project,” “budget,” “objective,” “goal,” “target(ing),” “estimate,” “could,” “should,” “would,” “conceivable,” “intend,” “possible,” “prospects,” “foresee”, “look(ing) for,” “look to” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to retain its major customers and renew its contracts, (v) the ability of the company to attract new user and investor customers, (vi) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vii) the company’s ability to continue to pursue its growth strategy, (viii) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (ix) the company’s ability to compete in highly competitive national and local business lines and (x) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments), the effect of government regulation on the conduct of the company’s business and the threat of terrorism and acts of war.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

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